UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 5, 2011

Date of Report (Date of earliest event reported)

Smith & Wesson Holding Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts

01104

(Address of Principal Executive Offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Report on Form 8-K of Smith & Wesson Holding Corporation (the “Company”) amends the Company’s Report on Form 8-K dated October 5, 2011, originally filed with the Securities and Exchange Commission on October 7, 2011 (the “Original Filing”). The Company is filing this Amendment No. 1 to update certain disclosures therein under Item 2.05 with respect to the Company’s exit and disposal activities.

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On October 5, 2011, the Company committed to a plan to divest itself of all of the assets, liabilities, and ongoing operations of its security solutions division. The division’s assets all resided in Nashville, Tennessee and included property, plant, and equipment; accounts receivables; inventory; and intellectual property relating to the division’s perimeter security business, including the GRAB®300, GRAB®400, and XMB™ active barriers. Liabilities of the division included normal trade payables and accrued expenses, such as warranty obligations, and long-term lease obligations. The Company took this action to focus its financial, managerial, and operational resources on its core firearms business. The Company secured professional advisors to assist with the divestiture.

At the time of the announcement, the Company was unable to make a good faith estimate of the major types of costs associated with the divestiture or to provide an estimate of the total range of costs, expenses, or future cash expenditures associated with the divestiture.

The Company is filing this amendment to the Original Filing as an estimate of total exit charges can now be made based on the execution of a purchase and sale agreement with FutureNet Group, Inc. on July 10, 2012 and the completion of the disposition of substantially all of the assets and liabilities of the security solutions division on July 26, 2012.

In connection with the divesture, the Company expects to incur a before-tax loss of $6.0 million, of which $5.8 million was recorded in fiscal 2012. The loss includes closing-related charges of $1.6 million, including $655,000 of legal, professional, and investment banking fees and $918,000 of severance and employee-related costs. The remaining loss relates to the value of the net assets sold compared with the total selling price. Future cash outflows are expected to be less than $300,000 related to the disposition of these net assets. The tax impact associated with this transaction is expected to result in a net tax benefit of approximately $2.2 million, recognized in fiscal 2012, and an additional benefit of up to $6.0 million recognized in fiscal 2013, all of which is expected to be realized as a cash inflow during fiscal 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: August 21, 2012	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, and Treasurer